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                                                                            EXHIBIT 12(b)

                   BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
          COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                  (dollars in millions)

                                                                       Six
                                                                      Months
                                                                      Ended
                                 Year Ended December 31,             June 30,
                              1989    1990    1991    1992    1993     1994
Earnings:
 1. Income (loss) before
     income taxes and
     cumulative effects
     of accounting
     changes                 $ (815) $  815  $  834  $  906  $1,550    $  492
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 13)           4,803   4,826   3,614   3,099   3,148     1,800
 3. Less: Equity in undistri-
           buted income of
           unconsolidated
           subsidiaries and
           affiliates            14      47      31      40      30        17
 4. Earnings including
     interest on
     deposits                 3,974   5,594   4,417   3,965   4,668     2,275
 5. Less: Interest on
           deposits           2,253   2,226   1,589   1,119   1,013       409
 6. Earnings excluding
     interest on
     deposits                $1,721  $3,368  $2,828  $2,846  $3,655    $1,866

Preferred Stock Dividend Requirements:
 7. Preferred stock dividend
     requirements            $    7  $   31  $   34  $   30  $   23    $   14
 8. Ratio of income from
     continuing operations
     before income taxes to
     income from continuing
     operations after income
     taxes *                    127%    123%    125%    142%    145%      143%
 9. Preferred stock dividend
     requirements on a pretax
     basis                   $    9  $   38  $   43  $   43  $   33    $   20

Fixed Charges:
10. Interest Expense         $4,775  $4,799  $3,585  $3,072  $3,122    $1,787
11. Estimated interest
     component of net
     rental expense              26      27      29      27      26        13
12. Amortization of debt
     issuance expense             2       -       -       -       -         -
13. Total fixed charges
     including interest
     on deposits and
     excluding capitalized
     interest                 4,803   4,826   3,614   3,099   3,148     1,800
14. Add: Capitalized
          interest                5       -       -       -       -         -
15. Total fixed charges       4,808   4,826   3,614   3,099   3,148     1,800
16. Add: Preferred stock
          dividend require-
          ments - pretax
          (Line 9)                9      38      43      43      33        20
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17. Total combined fixed
     charges and preferred
     stock dividend require-
     ments on a pretax
     basis                    4,817   4,864   3,657   3,142   3,181     1,820
18. Less: Interest on
           deposits
           (Line 5)           2,253   2,226   1,589   1,119   1,013       409

19. Combined fixed charges
     and preferred stock
     dividend requirements
     on a pretax basis
     excluding interest on
     deposits                $2,564  $2,638  $2,068  $2,023  $2,168    $1,411

Consolidated Ratios of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividend Requirements:
  Including interest on
   deposits
   (Line 4/Line 17)            0.82    1.15    1.21    1.26    1.47      1.25
  Excluding interest on
   deposits
   (Line 6/Line 19)            0.67    1.28    1.37    1.41    1.69      1.32

* Represents income from continuing operations before income taxes, excluding the 1989 special provision for refinancing country credit losses of $1.6 billion, divided by income from continuing operations after income taxes, excluding the 1989 special provision for refinancing country credit losses of $1.6 billion, which adjusts preferred stock dividend requirements to a pretax basis.

  For the year ended December 31, 1989, earnings, as defined above, did not cover combined fixed charges and preferred stock dividend requirements, including and excluding interest on deposits, by $843 million as a result of the 1989 special provision for refinancing country credit losses of $1.6 billion.

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                  BANKERS TRUST NEW YORK CORPORATION
                            280 PARK AVENUE
                       NEW YORK, NEW YORK 10017




Geoffrey M. Fletcher
Senior Vice President and
Principal Accounting Officer



                                       August 12, 1994



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

        Accompanying this letter is Bankers Trust New York Corporation's quarterly report on Form 10-Q for the quarter ended June 30, 1994 (the "Form 10-Q"). The Form 10-Q is being filed electronically through the EDGAR System. One hard copy of the Form 10-Q will be sent to the Securities and Exchange Commission's Filer Support Unit, Alexandria, Virginia.

        If there are any questions or comments in connection with the enclosed filing, please contact the undersigned at 212-250-7098.

                             Very truly yours,

                             BANKERS TRUST NEW YORK CORPORATION



                             By: GEOFFREY M. FLETCHER
                                 Geoffrey M. Fletcher
                                 Senior Vice President and
                                 Principal Accounting Officer



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